Exhibit 10.64

FIRST AMENDMENT TO AND PARTIAL TERMINATION OF LEASE
THIS FIRST AMENDMENT TO AND PARTIAL TERMINATION OF LEASE (this “Amendment”) is entered into as of this 1st day of June, 2015 (the “Amendment Execution Date”), by and between BMR-3200 WALNUT STREET LLC, a Delaware limited liability company (“Landlord”), and ARRAY BIOPHARMA INC., a Delaware corporation (“Tenant”).
RECITALS
A.WHEREAS, Landlord and Tenant are parties to that certain Lease dated as of July 7, 2006 (as the same may have been amended, amended and restated, supplemented or otherwise modified from time to time, the “Existing Lease”), whereby Tenant leases certain premises (the “Premises”) from Landlord comprising approximately 149,984 square feet of Rentable Area, including (i) all of the Building located at 1825 33rd Street (the “1825 Premises”), (ii) all of the Building located at 1865 33rd Street (the “1865 Premises”), (iii) all of the Building located at 1885 33rd Street (the “1885 Premises”) and (iv) all of the Building located at 3200 Walnut Street (the “3200 Premises”) in the City of Boulder, Colorado; and
B.WHEREAS, Landlord and Tenant desire to modify and amend the Existing Lease only in the respects and on the conditions hereinafter stated.
AGREEMENT
NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:
1.Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Existing Lease unless otherwise defined herein. The Existing Lease, as amended by this Amendment, is referred to collectively herein as the “Lease.” From and after the date hereof, the term “Lease,” as used in the Existing Lease, shall mean the Existing Lease, as amended by this Amendment.
2.Extension Term. Landlord and Tenant have agreed to extend the Term of the Existing Lease and to modify certain terms and provisions of the Existing Lease in connection with such extension. Notwithstanding anything in the Existing Lease to the contrary, the Term of the Lease shall be extended for a period of ten (10) years commencing on the Extension Term Commencement Date (as hereinafter defined). In connection therewith, the Term Expiration Date shall be deemed to be March 31, 2025, and all references in the Lease to the Term Expiration Date shall mean and refer to March 31, 2025. Notwithstanding the Amendment Execution Date, the “Extension Term” shall mean and refer to the period of time commencing on April 1, 2015 (the “Extension Term Commencement Date”), continuing through the Term Expiration Date, subject to the earlier termination of the Lease as therein provided. In the event that Tenant has already paid to Landlord any Rent or other sums applicable to the Extension Term (based on amounts due pursuant to the Existing Lease), any overpayment (based on amounts due pursuant to this Amendment) shall be credited against the Rent next due from Tenant.

BioMed Realty form dated 12/16/14

3.Extension Term; Amended Lease Provisions. From and after the Extension Term Commencement Date, the Existing Lease shall be amended as follows:
a.    Basic Annual Rent. The initial Basic Annual Rent for the 1865 Premises, the 1885 Premises and the 3200 Premises during the Extension Term shall equal Three Million Two Hundred Ninety Thousand Five Hundred Seventy-One Dollars ($3,290,571) (based upon $27.00 per square foot of Rentable Area), subject to an annual upward adjustment of two percent (2%) of the then-current Basic Annual Rent. The first adjustment shall occur on the first (1st) annual anniversary of the Extension Term Commencement Date, and subsequent adjustments shall become effective on every successive annual anniversary for so long as the Lease continues in effect. The current Basic Annual Rent payable by Tenant for the 1825 Premises under the Existing Lease shall remain in effect without modification, subject to the annual upward adjustments as set forth in Section 6 of the Existing Lease, until Tenant’s Lease for the 1825 Premises is terminated pursuant to Section 7 of this Amendment.
b.    Basic Monthly Rent. The initial Basic Monthly Rent for the 1865 Premises, the 1885 Premises and the 3200 Premises during the Extension Term shall equal Two Hundred Seventy Four Thousand Two Hundred Fourteen and 25/100 Dollars ($274,214.25), subject to upward adjustments as provided in Section 3(a) of this Amendment. The current Basic Monthly Rent payable by Tenant for the 1825 Premises under the Existing Lease shall remain in effect without modification, subject to upward adjustments as provided in Section 6 of the Existing Lease, until Tenant’s Lease for the 1825 Premises is terminated pursuant to Section 7 of this Amendment.
c.    Security Deposit. Landlord shall reduce the Security Deposit, currently in the form of a letter of credit, to Two Million Eight Hundred Thousand Dollars ($2,800,000). All charges for reducing the Security Deposit imposed by the issuing bank shall be paid by Tenant.
d.    Tenant Improvement Allowance Rent. Tenant shall continue to pay to Landlord as Additional Rent the Tenant Improvement Allowance, together with interest thereon, in equal monthly installments of Twenty-Two Thousand Seven Hundred Thirty-Nine and 97/100 Dollars ($22,739.97) per month when Basic Monthly Rent is due and payable under the Lease, provided such obligation shall cease after the payment due on July 6, 2016.
e.    Additional Tenant Improvement Allowance. Upon the Extension Term Commencement Date, Landlord shall make available to Tenant a tenant improvement allowance (the “Additional TI Allowance”) in the amount of Three Million Eight Hundred Ninety-Nine Thousand Nine Hundred Thirty-Six Dollars ($3,899,936) (based upon Thirty-Two Dollars ($32.00) per square foot of Rentable Area in the 1865 Premises, the 1885 Premises and the 3200 Premises) for improvements and repairs to the Premises in accordance with Articles 16 and 17 of the Existing Lease and all other applicable terms and conditions of the Lease (the “Additional Tenant Improvements”). The Additional TI Allowance may be applied to the costs of (i) construction, (ii) construction management, (iii) space planning, architect, engineering and other related services performed by third parties unaffiliated with Tenant, (iv) permits and other taxes, fees, charges and levies by Governmental Authorities for permits or for inspections of the Additional Tenant Improvements, (v) labor and materials, equipment and fixtures and (vi) furniture, fixtures and equipment, provided that no more than One Million Two Hundred Thousand Dollars ($1,200,000)

of the Additional TI Allowance may be applied towards the purchase or rental of any furniture, personal property or other non-building system equipment or trade fixtures. In no event shall the Additional TI Allowance be used for (m) except as otherwise provided in this Section, the purchase of any furniture, personal property or other non-building system equipment, (n) payments to Tenant or any affiliates of Tenant, (o) costs resulting from any default by Tenant of its obligations under the Lease or (p) costs that are recoverable by Tenant from a third party (e.g., insurers, warrantors or tortfeasors). To the extent any Additional Tenant Improvements constitute alterations, additions or improvements in or to the Premises, Tenant shall be required to comply with the requirements of Article 16 of the Existing Lease, Landlord’s building standards for finishes and materials, all Applicable Laws, the requirements of Tenant’s insurance carriers, the requirements of Landlord’s insurance carriers, the board of fire underwriters having jurisdiction over the Premises and any other requirements imposed by Landlord, in Landlord’s sole but reasonable discretion. Before commencing any Additional Tenant Improvements that constitute alterations, additions or improvements in or to the Premises that require Landlord’s prior consent, Tenant shall give Landlord prior written notice of the proposed commencement of such work in accordance with Section 16.5 of the Existing Lease, which notice shall include the names and addresses of the persons supplying labor or materials therefor so that Landlord may (1) avail itself of the provisions of Applicable Laws such as Section 38-22-105(2) of Colorado Revised Statutes (1973, as amended) and (2) enter the Premises to post and keep posted thereon and therein notices such as those provided for in Section 38-22-105(2) or take any further action that Landlord may reasonably deem proper for the protection of Landlord’s interest in the Project.
Upon submission by Tenant to Landlord of (v) a statement (“Fund Request”) setting forth the total amount of the Additional TI Allowance requested, (w) a summary of the Additional Tenant Improvements performed (which for certain alterations and improvements shall entail using the AIA standard form Application for Payment (G 702) executed by the general contractor and architect, or any other form reasonably acceptable to Landlord), (x) invoices from the general contractor, architect, subcontractors, material suppliers and other parties requesting payment with respect to the amount of the Additional TI Allowance then being requested, (y) unconditional lien releases from the general contractor and each major subcontractor and material supplier with respect to previous payments made by either Landlord or Tenant for the Additional Tenant Improvements, and (z) conditional lien releases from the general contractor and each major subcontractor and material supplier with respect to the Additional Tenant Improvements performed that correspond to the Fund Request in a form reasonably acceptable to Landlord and complying with Applicable Laws, then Landlord shall, within thirty (30) days following receipt by Landlord of a Fund Request and the accompanying materials required by this Section, pay to (as requested by Tenant) the applicable contractors, subcontractors and material suppliers or Tenant (for reimbursement for payments made by Tenant to such contractors, subcontractors or material suppliers prior to Landlord’s approval, if any), the amount of the Additional Tenant Improvement costs set forth in such Fund Request, provided that Landlord shall not be obligated to reimburse Tenant for costs or expenses relating to the Additional Tenant Improvements that exceed the amount of the Additional TI Allowance. For purposes of subsections (y) and (z), a material subcontractor or material supplier shall mean a subcontractor or supplier, as applicable, that Tenant is requesting to be paid or that Tenant is requesting to be reimbursed for paying an amount equal to or greater than Twenty Thousand Dollars ($20,000.00) pursuant to the applicable Fund Request. Any direct or indirect costs relating to the Additional Tenant Improvements that exceed the Additional TI Allowance shall be paid by Tenant, at Tenant’s sole cost and expense. Subject to the limitations set forth Section 3(e)(vi), if Tenant desires to apply any portion of the Additional TI Allowance toward the purchase or rental of any furniture, personal property or other non-building system equipment or trade fixtures, then Landlord shall, within thirty (30) days following receipt by Landlord of Tenant’s request therefor accompanied by invoices or other reasonable documentation of the applicable costs, pay such costs to Tenant’s vendors or to Tenant (for reimbursement, if Tenant has already made payment to such vendors). Tenant shall have until the date that is twenty-four (24) months following the Extension Term Commencement Date (such date, the “Additional TI Deadline”) to expend any unused portion of the Additional TI Allowance or submit a Fund Request therefor, after which date Landlord’s obligation to fund such costs shall expire. Tenant shall not be entitled to a credit against Rent payable under the Lease for any unused Additional TI Allowance.
f.    Repairs and Maintenance. Notwithstanding the provisions of Article 17 of the Existing Lease, Landlord shall repair, maintain and replace, or cause to be repaired, maintained and replaced, the structural components of the roof, exterior walls, slab, foundation and other structural portions of the Premises and the portion of the subsurface utilities from the exterior of the Building to the boundary of the Property, as necessary, in order to keep the same in good condition and working order (collectively, “Landlord’s Maintenance/Repair Obligations”). To the extent that any of Landlord’s Maintenance/Repair Obligations constitute capital improvements, replacements or repairs to the Premises that are required under any Applicable Laws first enacted after the Extension Term Commencement Date (collectively, the “Permitted Capital Improvements”), Tenant shall be obligated to pay or reimburse Landlord for the costs and expenses paid or incurred by Landlord in connection with such Permitted Capital Improvements (collectively, the “Permitted Capital Costs”), amortized (including interest at a rate of eight percent (8%) per annum) over the useful life thereof, as reasonably determined by Landlord, in accordance with generally accepted accounting principles (“GAAP”) and billed to Tenant as Additional Rent on a monthly basis; provided that Tenant shall only be responsible for the amortized portion of the applicable Permitted Capital Cost that falls within the Extension Term and any holdover period. Except (i) for the Permitted Capital Costs, (ii) for any damage caused by Tenant or Tenant’s employees, agents, contractors, subcontractors or invitees (subject to Section 20.7 of the Lease) and (iii) as otherwise provided in the Lease, Landlord shall be responsible for all costs and expenses incurred by Landlord with respect to Landlord’s Maintenance/Repair Obligations.
g.    Renewal Option. Tenant shall retain the Option in accordance with Article 41 of the Existing Lease.
h.    Equal Termination Date Extension Option. Article 42 (Equal Termination Date Extension Option) of the Existing Lease is hereby deleted in its entirety.
4.Condition of Premises. Tenant acknowledges that (a) it is in possession of and is fully familiar with the condition of the Premises and, notwithstanding anything contained in the Lease to the contrary, agrees to take the same in its condition “as is” as of the first day of the Extension Term, and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the

Premises for Tenant’s continued occupancy for the Extension Term or to pay for any improvements to the Premises, except as may be expressly provided in the Lease.
5.Portfolio Growth Option. Landlord agrees to work through its affiliates to use commercially reasonable efforts to accommodate Tenant’s growth into such affiliates’ available building space in other markets, to the extent requested by Tenant.
6.Surrender Date. Notwithstanding anything in the Existing Lease to the contrary, Tenant shall surrender the 1825 Premises to Landlord in broom clean condition and in the condition required under the Lease no later than December 31, 2015 (the “1825 Surrender Date”). Tenant shall reasonably cooperate with Landlord to identify any utilities, systems and service contracts that serve the 1825 Premises and all or any portion of the remaining Premises and, upon Landlord’s request, shall reasonably cooperate with Landlord in connection with the separation of such utilities and systems and the amendment or transfer of any such service contracts, at no cost to Tenant. At least ten (10) days prior to the 1825 Surrender Date, Tenant shall deliver to Landlord (a) a facility decommissioning and hazardous materials closure plan for the 1825 Premises (“Exit Survey”) prepared by an independent third party state-certified professional with appropriate expertise or otherwise reasonably approved by Landlord, complying with the American National Standards Institute’s Laboratory Decommissioning guidelines (ANSI/AIHA Z9.11-2008) or any successor standards published by ANSI or any successor organization (or, if ANSI and its successors no longer exist, a similar entity publishing similar standards), which Exit Survey must be reasonably acceptable to Landlord, and (b) written evidence of all appropriate governmental releases obtained by Tenant in accordance with Applicable Laws (as defined in the Existing Lease). In addition, at least ten (10) days prior to the 1825 Surrender Date, Tenant shall (i) place Laboratory Equipment Decontamination Forms on all decommissioned equipment to assure safe occupancy by future users and (ii) conduct a site inspection of the 1825 Premises with Landlord. Tenant shall cause the remediation of any recognized environmental conditions set forth in the Exit Survey and compliance with any recommendations set forth in the Exit Survey, and Tenant shall remain responsible for such obligations after Tenant’s surrender of the 1825 Premises. Landlord and Tenant hereby acknowledge and agree that Landlord’s acceptance of the 1825 Premises from Tenant shall not constitute an admission by Landlord that the 1825 Premises were delivered in the condition required by the Lease, or that Tenant shall have delivered to Landlord any deliverables required by the Lease; and Landlord shall retain all of its rights under the Lease and at law or in equity, including (without limitation) its right to collect rent for the 1825 Premises for the periods prior to and, in the event of any holdover beyond the Surrender Date, after the Surrender Date in accordance with the Lease. Tenant’s failure to surrender the 1825 Premises on or before the Surrender Date will result in Tenant’s holdover of the 1825 Premises and Tenant being a tenant at sufferance with respect to the 1825 Premises pursuant to the terms and conditions of Article 12 of the Existing Lease and Tenant shall thereafter be obligated to pay Basic Monthly Rent for the 1825 Premises equal to one hundred fifty percent (150%) of the Rent in effect for the 1825 Premises in accordance with Section 12.2 of the Existing Lease until such time as Tenant has vacated and surrendered the 1825 Premises to Landlord in the condition required under the Lease. Tenant’s obligations under this Section 6 shall survive the termination of the Lease or this Amendment.

7.Partial Lease Termination. Provided that Tenant timely complies with its obligations under Section 6 with respect to the 1825 Premises, the Lease shall terminate with respect to the 1825 Premises as of 11:59 Mountain Daylight Time on the 1825 Surrender Date (the “Partial Lease Termination”), except for those provisions that, by their express terms, survive the expiration or earlier termination thereof. As of the Partial Lease Termination, the Lease shall be deemed terminated as though it had expired according to its terms, shall no longer be of any force or effect and Landlord and Tenant shall be relieved of any and all further obligations thereunder solely with respect to the 1825 Premises, except for those provisions that, by their express terms, survive the expiration or earlier termination of the Lease, but the Lease shall remain in full force and effect with respect to the 1865 Premises, the 1885 Premises and the 3200 Premises.
8.Partial Lease Termination; Amended Lease Provisions. From and after the Partial Lease Termination, the Existing Lease shall be further amended as follows:
a.    The term “Premises” as used in the Lease shall specifically exclude (i) the 1825 Premises and the real property, landscaping, parking facilities and other improvements and appurtenances related thereto and (ii) any Common Area ( as defined below). Exhibit A to the Existing Lease shall be deemed deleted in its entirety and replaced by the depiction of the Premises shown on Exhibit A to this Amendment.

b.    The Rentable Area of the Premises shall be approximately 121,873 square feet, subject to adjustment pursuant to the terms of the Lease.

c.    Basic Annual Rent payable for the Premises shall be equal to Three Million Two Hundred Ninety Thousand Five Hundred Seventy-One Dollars ($3,290,571) (based upon $27.00 per square foot of Rentable Area), subject to upward adjustments in accordance with the Lease.

d.    Basic Monthly Rent payable for the Premises shall be equal to Two Hundred Seventy-Four Two Hundred Fourteen and 25/100 Dollars ($274,214.25), subject to upward adjustments in accordance with the Lease.

e.    Tenant shall have the right to use the portions of the Property that are for the non-exclusive use of tenants of the Property generally, including driveways, sidewalks, parking areas, and landscaped areas, as reasonably designated by Landlord from time to time (the “Common Area”), which right shall include the right of Tenant to use Tenant’s Pro Rata Share of the parking spaces.

f.    Landlord shall repair, maintain and replace, or cause to be repaired, maintained and replaced, the Common Area. Tenant shall pay to Landlord as Additional Rent Tenant’s Pro Rata Share (as defined below) of (i) all costs paid or incurred by Landlord in connection with the operation or maintenance of the Common Area in accordance with sound real estate principles consistently applied, which shall include costs of repairs and replacements to improvements within the Common Area as appropriate to maintain the Common Area as required hereunder; costs of utilities furnished to the Common Area; maintenance of landscaping and grounds; snow removal; maintenance of drives and parking areas; security services and devices; supplies; maintenance or replacement of equipment utilized for operation and maintenance of the Common Area; license, permit and inspection fees; costs of landscaping supplies, snow removal and other customary and ordinary items of personal property provided by Landlord for use in the Common Area; capital expenditures that are incurred (x) in replacing obsolete equipment, (y) for the primary purpose of reducing Operating Expenses or (z) required by any Governmental Authority to comply with changes in Applicable Laws that take effect after the Amendment Execution Date or to ensure continued compliance with Applicable Laws in effect as of the Amendment Execution Date, in each case amortized over the useful life thereof, as reasonably determined by Landlord, in accordance with GAAP, but in no event longer than ten (10) years, and provided, further, that Tenant shall only responsible for the amortized portion of the applicable capital expenditure that falls within the Extension Term and any holdover period; non-capital costs of complying with Applicable Laws; costs to keep the Common Area in compliance with, or fees otherwise required under, any CC&Rs (as defined below); service contracts; costs of services of independent contractors retained to do work of a nature referenced above; and costs of compensation (including employment taxes and fringe benefits) of all persons who perform regular and recurring duties connected with the day-to-day operation and maintenance of the Common Area, its equipment, the adjacent walks, landscaped areas, drives and parking areas, including watchmen, gardeners, sweepers, plow truck drivers, handymen, and engineering/maintenance personnel (“Operating Expenses”), and (ii) the amount of all Taxes levied and assessed upon the Common Area during the Term (“Common Area Taxes” and together with Operating Expenses, the “Common Area Costs”).

Notwithstanding the foregoing, Operating Expenses shall not include any costs for: (1) repair, replacement and general maintenance costs to the extent reimbursed by payment of insurance proceeds received by Landlord or paid directly by Tenant or other third parties; (2) interest, amortization or other payments on loans to Landlord; (3) depreciation; (4) legal expenses for services, other than those that specifically benefit the Common Area; (5) capital expenditures, other than capital expenditures expressly permitted above; (6) correcting defects in the initial construction of the Common Area; (7) salaries of executive officers of Landlord; (8) repairs made in accordance with the casualty or condemnation sections of the Lease (excepting commercially reasonable insurance deductibles paid by Landlord in connection with insured casualties); (9) advertising expenses; (10) any expenses paid to subsidiaries or affiliates of Landlord which are in excess of amounts which would have been paid in the absence of such relationship; (11) interest and penalties due to late payment of any amounts owed by Landlord (unless such late payment is due to Tenant’s default under the Lease); (12) any charges for reserves; (13) any rent payable by Landlord under any ground lease affecting the Property; and (14) Hazardous Materials remediation necessitated by the gross negligence or willful misconduct of Landlord or its employees, agents or contractors. Additionally, “Common Area Taxes” shall not include penalties and interest on any Taxes (unless such penalties and interest are due to Tenant’s default under the Lease).

For purposes hereof, Tenant’s Pro Rata Share shall be 81.26%. To the extent that, other than a de minimis amount, Tenant uses more than Tenant’s Pro Rata Share of Operating Expenses, as reasonably determined by Landlord, Tenant shall pay Landlord for such excess in addition to Tenant’s obligation to pay Tenant’s Pro Rata Share of the Common Area Costs (“Tenant’s Adjusted Pro Rata Share”). Tenant shall pay estimates of Tenant’s Adjusted Pro Rata Share of Common Area Costs

on a monthly basis, based on written estimates provided by Landlord for Common Area Costs for the applicable calendar year (or remainder thereof), and thereafter, Tenant shall pay such estimated amount to Landlord in advance in equal monthly installments. The Annual Statement furnished by Landlord pursuant to Section 15.2 of the Existing Lease will include reasonable detail of the Operating Expenses and Taxes for the Common Area incurred by Landlord for such period, and Tenant shall pay to Landlord the costs incurred in excess of the estimated payments previously made by Tenant within ten (10) days of receipt of the Annual Statement. In the event that the estimated payments previously made by Tenant exceed Tenant’s obligation, such excess amount shall be credited by Landlord to the Rent next due and owing, provided that, if the Term has expired, Landlord shall remit such excess amount to Tenant.

If Tenant takes exception by to any Annual Statement provided by Landlord within ninety (90) days after Tenant’s receipt thereof, Tenant may inspect Landlord's books and records (pertaining to Landlord's calculation of Common Area Costs) for the applicable calendar year, using an independent certified public accountant. If such inspection reveals that the amount of Common Area Costs previously determined by Landlord was incorrect, a correction shall be made, and Landlord shall refund any overpayment to Tenant or Tenant shall pay the amount of any deficiency to Landlord, as applicable. If such inspection reveals that Landlord's calculation of Common Area Costs for the applicable calendar year was overstated by more than five percent (5%), then, Landlord shall pay Tenant's reasonable inspection and/or audit fees, applicable to such inspection, within thirty (30) days after Landlord’s receipt of Tenant's invoice therefor.

9.Quitclaim. To the extent, if any, that the Lease gives Tenant any right, title or interest in or to the 1825 Premises and/or the real property, landscaping, parking facilities and other improvements and appurtenances related thereto, Tenant does hereby remise, release and quitclaim to Landlord such right, title or interest as of the Partial Lease Termination and shall execute and deliver to Landlord any documentation reasonably requested by Landlord to effect or document such remise, release and quitclaim; provided, that if Tenant incurs any cost or expense whatsoever in connection with or arising out of executing and delivering any such documentation, Landlord shall reimburse Tenant for any such reasonable costs or expenses within thirty (30) days after Landlord’s receipt of Tenant’s invoice therefor and reasonable supporting documentation. This Section shall survive the termination of the Existing Lease or this Amendment.
10.Broker. Each party represents and warrants to the other that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment, other than CBRE, Inc. (“Broker”), and each party agrees to reimburse, indemnify, save, defend (at such party’s option and with counsel reasonably acceptable to such party, at the indemnifying party’s cost and expense) and hold harmless the other for, from and against any and all cost or liability for compensation claimed by any such broker or agent, other than Broker, employed or engaged by it or claiming to have been employed or engaged by the indemnifying party. Broker is entitled to a leasing commission in connection with the making of this Amendment, and Landlord shall pay such commission to Broker pursuant to a separate agreement between Landlord and Broker.
11.No Default. Each party represents, warrants and covenants to the other that, to the best of such party’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Existing Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.
12.Confidentiality. Tenant shall not reveal the contents of this Amendment, except (a) as required by applicable laws or legal process, or (b) to Tenant’s affiliates or Tenant’s or any of its affiliate’s respective attorneys, accountants, auditors, employees, principals, investors, partners, taxing authorities or agents, provided that any such disclosure shall be on a need to know basis and subject to the confidentiality obligations of this paragraph.
13.Notices. Tenant confirms that, notwithstanding anything in the Lease to the contrary, notices delivered to Tenant pursuant to the Lease should be sent to:
Array BioPharma Inc.
3200 Walnut Street
Boulder, Colorado 80301
Attn: ____________________
Facsimile (___) ___________
E-mail: __________________
14.Effect of Amendment. Except as modified by this Amendment, the Existing Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. In the event of any conflict between the terms contained in this Amendment and the Existing Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.
15.Successors and Assigns. Each of the covenants, conditions and agreements contained in this Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns and sublessees. Nothing in this section shall in any way alter the provisions of the Lease restricting assignment or subletting.
16.Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.
17.Authority. Each party guarantees, warrants and represents to the other that the individual or individuals signing this Agreement on behalf of such party have the power, authority and legal capacity to sign this Agreement on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.

18.Counterparts; Facsimile and PDF Signatures. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document. A facsimile or portable document format (PDF) signature on this Amendment shall be equivalent to, and have the same force and effect as, an original signature.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date and year first above written.
LANDLORD:
BMR-3200 WALNUT STREET LLC,
a Delaware limited liability company

By:	/s/ Kevin M. Simonsen
Name:	Kevin M. Simonsen
Title:	Sr. VP, Real Estate Legal

TENANT:
ARRAY BIOPHARMA INC.,
a Delaware corporation

By:	/s/ Ron Squarer
Name:	Ron Squarer
Title:	CEO